UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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TICC Capital Corp.
(Name of Registrant as Specified In Its Charter)

NexPoint Advisors, L.P.
Dr. Bob Froehlich
John Honis
Timothy K. Hui
Ethan Powell
William M. Swenson
Bryan A. Ward
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NexPoint Advisors Announces Nomination of Competing Slate of TICC Capital Corp. Board Directors and Superior Management Proposal

DALLAS, September 15, 2015 /PRNewswire/ -- NexPoint Advisors, L.P. ("NexPoint") announced today that on Friday, September 11 it submitted to TICC Capital Corp. (the "Company") (NASDAQ: TICC) an alternative slate of six qualified directors for election at the shareholders’ meeting of the Company to be held on October 27, 2015: Dr. Bob Froehlich, John Honis, Timothy K. Hui, Ethan Powell, William M. Swenson and Bryan A. Ward (collectively, the “Nominees”). NexPoint continues to be gravely concerned that the Company and its current Board of Directors have neglected their fiduciary obligations to the Company and its shareholders by repeatedly failing to engage in any meaningful dialogue regarding the terms of our superior management proposals, especially in light of our express willingness to consider further enhancements. Shockingly, the Company’s shenanigans continue as the Secretary of the Company attempted to reject on Friday our timely and validly delivered nomination of a competing slate of qualified directors, in what we believe is a clear attempt to deprive the Company’s shareholders of their statutory nomination rights and the freedom of choice to elect directors they believe will best represent shareholders. We do not take these actions lightly, and feel it is imperative that both the Company’s shareholders as well as applicable regulators are fully aware of this apparent misconduct in assessing the actions of the Company and the Board. Accordingly, we are reporting these actions to the Securities and Exchange Commission as well as authorities in the State of Maryland with the view that these actions constitute improper manipulation of the corporate nomination process.

In connection with our nomination of a competing slate of directors, we are further enhancing our management proposal with respect to the Company. The terms of our further enhanced management proposal supersede those previously submitted to the Board, and include:

•	A perpetual 1.25% annual base management fee, representing an estimated $2.4 million of annual savings to shareholders in perpetuity over the Benefit Street Partners (“BSP”) proposal (based on the Company’s AUM as of March 31, 2015)

•	An additional waiver of the first $20 million of management fees, which was notably absent from BSP’s proposal

•	An investment of up to $20 million in the Company’s common stock in open market transactions in the first 12 months following appointment

•	Maintaining the current investment strategy of the Company, given this is the strategy selected by the Company’s shareholders. However, we remain flexible to adjust strategy as independent Board members or shareholders desire

We believe this proposal is clearly superior to BSP’s in that it provides shareholders approximately $50 million of aggregate value beyond that proposed by BSP. Notably, we have received numerous communications from Company shareholders across the investor base expressing both concern over the actions of the Board and significant support for our prior management contract proposals. We also intend to address shareholder concern and to utilize proposed fee discounts to bolster the Company’s dividend.

Given the Board’s and the Company’s conduct to date, we firmly believe that only the election of the Nominees will protect the interests of the Company’s shareholders. Further, we are submitting formal books and records requests to the Company to ascertain whether Company insiders engage (or have engaged) in additional actions intended to disenfranchise shareholders, such as buying shareholder votes or borrowing shares prior to the record date in order to vote them, in each case without actually owning the applicable shares.

NexPoint intends to solicit proxies in opposition of the BSP proposal and in favor of the election of the Nominees and we encourage Company shareholders who share our concerns to contact Matt Jameson at NexPoint at (972) 628-4190 or mjameson@highlandcapital.com for more information. We continue to remain committed to advancing the interests of the Company and its shareholders and hope that our proposals above further demonstrate our commitment to this endeavor.

About NexPoint Advisors, L.P.

NexPoint, together with its affiliates, currently manages approximately $22 billion in net assets and believes that its core competences are squarely within the Company's investment strategy.  NexPoint is affiliated, through common ownership, with Highland Capital Management, L.P. ("Highland"), and shares personnel and other resources with Highland.  Highland (together with its affiliates) is one of the world's most experienced alternative credit managers, tested by numerous credit cycles, specializing in credit strategies, such as a broad range of leveraged loans, high yield bonds, direct lending, public and private equities and CLOs.  Highland also offers alternative investment-oriented strategies, including asset allocation, long/short equities, real estate and natural resources.  If NexPoint is retained by the Company as its investment adviser, the Company will have access to all of Highland's capabilities and expertise.

Important Additional Information and Where To Find It

NexPoint intends to file a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the stockholders of the Company in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT AND THE ACCOMPANYING PROXY CARD AND OTHER DOCUMENTS FILED BY NEXPOINT WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available), and any other documents filed by NexPoint with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. Free copies of the proxy statement and other relevant materials (when they become available) can be obtained from NexPoint on its website at www.nexpointadvisors.com or by contacting NexPoint by telephone at (972) 628-4100. This is not the Company’s proxy statement.

Participants in the Solicitation

NexPoint and the Nominees are deemed to be participants in NexPoint’s solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s Special Meeting of Stockholders to be held on October 27, 2015. NexPoint is the beneficial owner of 100 shares of common stock of the Company and also proposes to become the Company’s investment adviser, for which it would receive advisory fees. Information regarding NexPoint and the Nominees, and their direct or indirect interests in the Company, by security holdings or otherwise, will be set forth in the proxy statement to be filed with the SEC by NexPoint.

Media Contact
Cristina Martinez

Prosek Partners
212-279-3115 x215
cmartinez@prosek.com

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